                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

           -----------------------------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): NOVEMBER 10, 2003
         --------------------------------------------------------------

                              HANOVER DIRECT, INC.
          -------------------------------------------------------------
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                                     1-08056
                       ----------------------------------
                            (COMMISSION FILE NUMBER)

                DELAWARE                                  13-0853260
   -----------------------------------           -----------------------------
      (STATE OR OTHER JURISDICTION                     (I.R.S. EMPLOYER
            OF INCORPORATION)                       IDENTIFICATION NUMBER)

             115 RIVER ROAD
          EDGEWATER, NEW JERSEY                              07020
   -----------------------------------                  --------------
          (ADDRESS OF PRINCIPAL                           (ZIP CODE)
           EXECUTIVE OFFICES)


       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (201) 863-7300
                               -------------------


--------------------------------------------------------------------------------
          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

ITEM 9. REGULATION FD DISCLOSURE.

Hanover Direct, Inc. (the "Company") held a conference call on Monday, November 10, 2003 at 3:00 p.m. Eastern Time to review the fiscal 2003 third quarter operating results with participants. The following is an unofficial transcript of the conference call:

OPERATOR: Good afternoon and welcome to the Hanover Direct Third Quarter Operating Results teleconference. At this time all lines have been placed on a listen-only mode and the floor will be open for questions following the presentation.

At this time it is my pleasure to turn the floor over to your host, Miss Sarah Hewitt. Ma'am, you may begin.

SARAH HEWITT: Good afternoon. In a few moments Tom Shull, Hanover's Chief Executive Officer, and Ed Lambert, Hanover's Chief Financial Officer, will discuss the Company's fiscal 2003 third quarter operating results and answer any questions you may have.

Such discussion, as well as the answers to your questions, may include a number of forward-looking statements. In accordance with the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, please be advised that the Company's actual results could differ materially from those forward-looking statements. Additional information that could cause actual results to differ materially is contained under the sub-heading "Cautionary Statements" in the management's discussion and analysis section of the Company's Annual Report on Form 10-K for the fiscal year ended December 28th, 2002, and Quarterly Report on Form 10-Q for the third quarter ended September 27th, 2003, as filed with the SEC which may be obtained from the public reference facilities maintained by the SEC in Washington, DC and at the regional offices of the SEC in New York City and Chicago, Illinois, or from the SEC's website located at www.sec.gov as well as from the offices of the American Stock Exchange in New York City. Hanover Direct always tries to provide the maximum information possible to its shareholders and the investment public consistent with its legal obligations.
In light of its status as a public company, the need to avoid selective disclosures and SEC restrictions, including regulations such as Regulation FD, company management does not generally respond to requests for material non-public information. If one of your questions calls for the disclosure of material non-public information, Tom and Ed may not be able to respond to it in this call. We hope you understand. Ed.

ED LAMBERT, HANOVER DIRECT: Thank you very much Sarah. This is Ed Lambert, Chief Financial Officer of Hanover Direct, and I'd like to welcome everyone to the conference call discussing our third quarter results and nine-month year-to-date results. We have a number of important recent developments to discuss with you. We'll be covering three broad areas. First, Tom Shull, our Chairman and Chief Executive Officer, will brief you on a Memorandum of Understanding that has been reached with Chelsey Capital. Secondly, I will cover the nine-month year-to-date financial results, and then third, it's our pleasure to introduce to you Charles Blue, who will be Chief Financial Officer for Hanover Direct starting tomorrow, and he will give you an outlook for the Company going forward.

So first, let's talk about the Memorandum of Understanding that was released in an 8-K this morning. Tom.

TOM SHULL, HANOVER DIRECT: Good afternoon. The Memorandum of Understanding that was signed this morning and outlined in today's 8-K and 10-Q filings has been approved by the Company's Transactions Committee and has received a preliminary positive fairness opinion from Houlihan Lokey, the financial advisors to the Transactions Committee. The MOU represents the culmination of negotiations from August 7th, which was when we received Chelsey's proposal, and the September 18th HDI counterproposal among the Company's

Transactions Committee, Regan Partners and Chelsey Direct.

It exchanges, as each of you probably know who have read it, the current
Series B Preferred Stock for new Series C Stock and new common shares. The 81.9 million in new common stock will give Chelsey 51% control of the equity and is roughly equal to the shares and voting control that Richemont had under the Series A. The Series C Stock at $56.5 million, a savings to common share holders of potentially $90 million should the Series C be retired before 2006, represents what we believe to be a major opportunity of a significant outcome for all shareholders. Starting in January 2006, a 6% dividend is due on the remaining Series C Preferred Stock. This dividend can be in cash or, at a 1% higher rate, it can be accrued. The Series C is due in January of 2009, giving the Company more time than under the Series B. As you may recall, in the Series B, it was due and payable in August of 2005.

There are two key milestone dates that we are mindful of... the Company is mindful of over the course of the next 30 to 40 days. The Recapitalization Agreement must be signed by November 30th or a transaction fee of $1 million is due to Chelsey. The final closing is to occur by December 17th, or the MOU is no longer valid unless all parties continue to negotiate in good faith.

There are several governance points which were, over the course of the last 4 to 6 weeks, negotiated between the two parties, and we believe, collectively, and I don't want to represent Chelsey's view, but certainly it is the view that these are significant provisions that are in the best interests of all the shareholders, both the preferred and the common. First, the agreement has the support of a majority of common shares in Chelsey and Regan Partners. Secondly, the recapitalization will need approval of the Transactions Committee, Hanover Direct's Board of Directors, Congress Financial, and possibly the American Stock Exchange. Upon execution of the Recapitalization Agreement, the Board will reconstitute to eight members, including four appointed by Chelsey. Under Rule 14f-1 of the Securities Exchange Act of 1934, the Company will file with the SEC as soon as possible a statement regarding a change in majority of directors and a change in control. Ten days after the filing and mailing of this statement, the Board will increase to nine with Chelsey appointing the ninth member. At this stage or actually it's fair to say that even at the beginning of the process, we will actively market all non-core assets to retire the Series C and further align the shareholders' interests. Examples of non-core assets would be Silhouettes, Gump's, and International Male. The new Transactions Committee -- to be chaired by Marty Edelman, and the other two members of that committee will be David Brown and Basil Regan -- will review these potential transactions and decide unanimously as to whether or not to proceed with a sale of those assets. The intent here is to quickly, but in an orderly way, reduce the new Series C so that the interests of the preferred and common are completely aligned in a reasonably short period of time.

In addition, the Recapitalization Agreement contemplates full general releases between the Company and Chelsey. Just finally, I would urge everyone to read the complete MOU in today's 8-K filing and try to become as familiar as possible with the provisions. It's a complex Memorandum of Understanding, but we believe is in the best interests of all the shareholders. Ed.

ED LAMBERT: Thank you very much Tom. Let me now briefly take you to the Company's financial results. I'll focus on the nine-month year-to-date results. The internet continued its strong growth pattern that we have seen over the last year. We grew by $79 million in net revenues for the internet for the first nine months. That is 28% above prior year, and now we have reached the stage where the internet comprises 28% of our revenue base. Total revenues reached $305 million for the nine months year-to-date. This is 7-1/2% below prior year. This is consistent with the trend that we have seen over the last several quarters where internet growth is strong, catalogue has been in decline due to not only the Company cutting back in terms of circulation to focus on profitable circulation, but also softness in the demand for our products, so as a result the overall demand declined 7-1/2% year-over-year.

Despite this decline in the top line, operating income continues to improve. For the first nine months, we have achieved a positive $1.5 million in operating income. That's $1.9 million above the prior year. This is due to over $5 million in reductions in general and administrative expense and a reduction over a million dollars in regard to special charges, and this is a confirmation that the operational turn-around in the last few years has continued into this year, so despite the demand being down and the loss of margin from that, the reductions in G&A and special charges have allowed us to increase the operating income significantly. In fact, if you look at the third quarter alone, operating income increased by $2.8 million over the prior year, so we've achieved actually close to break even for the third quarter and, given this is our slowest quarter from a profit and demand standpoint, that's a significant milestone.

Net income, however, showed us a loss of $15.8 million for the nine months. This is a decrease of $11.6 million over the prior year, but this is not due to operations. This is due to some significant one-time accounting charge that I'd like to take you through. First off, there was a write-off of over $11 million in the deferred tax asset that has been on the books of the Company for over ten years, and, based on consultations with KPMG, we have decided to write it off, and therefore we took that $11 million charge this quarter. In addition, we have increased interest expense of $4.5 million that's due to the implementation of the new FAS 150 guidelines. This was covered in the last quarter's 10-Q, but starting in July of this year, based on the guidelines of FAS 150, the Series B Preferred Stock was to be classified on a prospective basis as debt rather than equity, therefore the quarterly accretion debt we have currently in the Series B stock has to be treated as an interest expense, so as a result, because of the deferred tax asset issue and because of the FAS150 conversion of the Series B from equity to debt, that's why you had a significant increase in terms of the net loss, and that one-time event overcame the increase that we saw... the positive increase we saw with regard to operating income.

Now you note that I've been speaking only in terms of profit and income rather than EBITDA, which we have done in the past. As you know, in our 10-Q's our financial statements focus on GAAP terms, and that's why I focused on operating income, therefore we will not find EBITDA in this press release or in the 10-Q, but I should point out because it's important for our bank covenant purposes, which continue to measure us in terms of our performance on EBITDA. It's important to point out that for the first nine months of this year, we continued to exceed plan in terms of our EBITDA and are significantly ahead of prior year and significantly ahead of covenants.

Now with that summary, what I'd like to do, it's my pleasure to introduce to everyone Charles Blue. Charles has served the Company the last several years as VP of Finance and it's been a pleasure to work with him. I am stepping down as released in our press release on last Monday. We've reached an important milestone where we're completed in terms of operational turnover, and then with completion of this MOU, we're significantly looking at sort of a balance sheet restructuring and recapitalization of the firm. Since I've been commuting weekly or every other week from Seattle, it's an important juncture for me to step down. We also need to restructure our corporate center, which is why what we're doing is eliminating Charles' position and elevating him to Chief Financial Officer. But again, it's my pleasure to introduce Charles.

TOM SHULL: This is Tom Shull again. Before we hear from Charles, I wanted to thank Ed for his outstanding leadership over the course of the last two years. Clearly, we've gone through a very difficult time, both in terms of the operational turn-around and in the sense, more complex issues as it relates to the Sarbanes-Oxley, the new environment, and we comply fully and consistently thanks in most measures to Ed's leadership and so I want to personally thank him for what he's done for the Company.

ED LAMBERT: Thank you. Again, it's been an opportunity to serve the entire management team. It's been a real pleasure. Charles, why don't you speak?

CHARLES BLUE: Thank you, Ed. In terms of an outlook for the balance of the year, we expect to still be in the range of $12 to 14 million of EBITDA per our previous guidance; however, given the softness in demand, we are expecting that we will be at the low end of that range, around the $12 million mark. This excludes the impact from the recapitalization and possible transactions involving non-core assets. As Ed mentioned previously, that $12 million to $14 million range will still be significantly above our covenants at year end. And with that I'd like to turn it back over to Ed.

ED LAMBERT: Okay. Thank you very much. Marisha, with that we'd like to open to questions.

OPERATOR: Thank you. The floor is now open for questions. If you have a question, please press the number 1 followed by 4 on your touchtone phone. If at any point your question has been answered, you may remove yourself from the queue by pressing the pound key. Questions will be taken in the order in which they are received. We do ask that while you pose your question that you pick up your handset to provide the best sound quality. Please hold while we poll for questions.

Thank you. Our first question is coming from Matthew Brand of Performance Capital Group.

MATTHEW BRAND, PERFORMANCE CAPITAL GROUP: Hello guys.

SPEAKERS: Good afternoon.

MATTHEW BRAND: Questions regarding the divestiture of non-core assets -- you mentioned three different units. Do we have any idea how much money we might raise here? If we're not successful, what are our future needs? Can you touch on that topic in general?

TOM SHULL: Obviously we can't disclose at this time what we would expect to get for those assets, but we are contemplating a significant redemption...for the new Series C. We, as you know, had anticipated selling non-core assets before. Opportunistically, I think, was the word we used in several of the calls. We think it's at a point in time with the market beginning to recover, the M&A market, as well as consumer confidence, that we think the window of opportunity is much better than it has been to sell non-core assets in order to get significant value. And I also want to mention that now that this Series C, or I should say, the Preferred is down $56 million, then clearly we can make a major... we can make real inroads to paying that off whereas when it was at $112 million, it would have been problematic, and that's very important to understand, so what this does for us, this transaction with Chelsey, is give us an opportunity to sell non-core assets in a way that significantly eliminates the overhang of the preferred. I should mention that all of this is going to require the Transactions Committee, the new Transactions Committee, to approve these transactions, and then we'll have independent advice of financial advisors and deliberations as well as legal advisors, so we would anticipate a process that clearly is intended to represent the interests of all shareholders, and at the same time, Chelsey will be involved through their designee, Martin Edelman who also will be on the Board, so they'll have the ability to all of the transactions that are being proposed.

MATTHEW BRAND: Thank you very much.

TOM SHULL: Thanks Matt.

OPERATOR: Thank you. Our next question is coming from David Smith of Smith Capital.

DAVID SMITH, SMITH CAPITAL: Hello gents, how are you?

TOM SHULL: Hello David. Very well thanks.

DAVID SMITH: Well, okay. How about giving me... tell me. Do you think you have a brand problem because of the slow down in sales in this quarter when we had a 7.2% increase in GNP and you're down 8 or 9% in sales?

TOM SHULL: I think that I'd look at a couple things. First, as you remember, we do have an issue with regard to scale and focus with a number of our brands, so I wouldn't say it's a brand equity problem as much as it is scale and focus. We strongly believe that The Company Store does have, you know, scale and focus, not as much as we'd like but certainly more so than the other brands and that's why, as we said for many months now, the emphasis in terms of resources and focus needs to be on The Company Store as a brand and clearly that has continued to perform well and we're particularly enthused by the prospect of the relationship with Amazon, although we haven't seen significant results yet. Once the promotional schedule for Amazon comes out in terms of its home ad, we strongly believe the fourth quarter will be very, very strong for The Company Store, so for us it's a function of the fact that The Company Store is where our biggest opportunity is and that's why we're contemplating... the other reason why we're contemplating sale of non-core assets in addition to being able to redeem the new Series C Preferred is that we, as we've said for quite some time, we're not confident that we can build the scale nor provide the right focus in those non-core brands and they in many cases are likely to be better off in terms of growth and building of value with other strategic players.

DAVID SMITH: To go along with that, how about giving us then a strategy as you're going forward as how you're going to actually grow the Company now? I presume you'll admit you're at bare bones now from a cost and expense point of view and that some sort of growth from here would bring in some operating leverage. What's the strategy going forward now?

TOM SHULL: Right, well first of all, we look forward to Chelsey Capital joining the Board, a very talented group of business men who will contribute we believe significantly to formulating our strategy going forward. That being said, we don't anticipate a significant departure from what I just outlined as our strategy which is to focus on The Company Store. It is my belief, and I've said this for quite some time, that the internet is still where the opportunity lies. Had we, for example, circulated at the levels that we did in 2000 in Domestications, we would have lost this year alone another $10 million of EBITDA, a negative $10 million hit, so it's clear that our circulation strategy in the past, where we over-circulated and as a result lost money in the individual brands, was a flawed strategy, so we're hoping that prospecting will recover somewhat as the consumer confidence continues to recover, but it's unlikely that prospecting will get back to where it was in 1999 and 2000 where it had an extremely positive impact on our top line, so therefore much of what we're going to do going forward will be with our search engines, revamping our internet sites, our affiliate programs on the internet, our Amazon partnership, things I've outlined before... that already had a significant impact. I mean, with emails alone, we double and re-double, and re-double yet again, our email distribution, and the impact there has been nothing short of phenomenal. Unfortunately, the number of names via email is still a fairly small, a fairly modest number, but it keeps doubling all the time and over time, as we said, in the year 2005, we will cross over in terms of being over 50% internet and at that point were we to continue even a reasonably modest growth rate on the internet, it's fair to say that our profitability in 2005 once a lot of the overhang of a previous G&A structure is gone, we should see a very profitable year in 2005. We still have some of overhang of leases and offices leases, IT leases, those kinds of things that we're working off in 2004, but it is fair to say that 2005 is when we should have a significantly better year in terms of profitability.

DAVID SMITH: And one final thing. On the internet I saw the growth was modest compared to the past quarter-over-quarter. Is there an explanation for that?

ED LAMBERT: Well, it certainly is a little bit less than we saw in the second quarter, but I would never call 28% growth modest. I think Charles has bought up the point that some of these things are anniversary from year-to-year, and so it may be that there are significant steps taken in the third quarter of last year related to upgrades of websites and that sort of thing that might account for why this quarter's growth was a little bit less than what we had in the second quarter.

TOM SHULL: David, I also want to address another part of your question which was the 7.2%... you mentioned 7.2% economic growth. I'm not sure it completely translates yet to direct marketing. It is starting to translate. When I say starting to translate to retailers, although if you look at retailers that we compete with like a JC Penny we still see very much sort of lack luster performance, and certainly with direct marketing companies, we're very competitive in terms of performance, so unfortunately the way we have to look at it is how do our direct competitors perform and where are we in that ranking, and I think I would say we're solidly in the middle or higher. Clearly as you look at high end retailers, for example, are doing much better as are -- on the flip side of that -- as are some of the discounters on the lower end, but the core competitors that we compete with have not demonstrated yet a significant upswing in performance.

DAVID SMITH: Could you give us... how about through where we are, November 11th... are you seeing a little bit more help from the consumer or are you tracking the results that are similar to what you've reported in the past?

TOM SHULL: I'd like to be able to comment on that, but I'm being advised, I'm being nudged by our legal counsel right now... I think it's... Let me put it this way. We're right on track with where we'd like to be for the fourth quarter. Let me reference back to 2001 and 2002. We exceeded our expectations in 2001 and 2002. We can't predict that that's what will happen this year, but just bear in mind we did exceed our expectations in those two years and again right now we're tracking to what we forecast through the end of the year, and as Charles said, we're looking at an EBITDA on the low end of $12 to 14 million, but if the consumer comes back strong, then that could... we could have an up side there.

DAVID SMITH: Okay, thank you.

OPERATOR: Thank you. Our next question is coming from Glen Friedman (ph). Your line is live.

GLEN FRIEDMAN: Hi, hello everybody. How are you doing?

SPEAKER: Hi Glen.

GLEN FRIEDMAN: Good. A question for you, Tom. How, other than the economic benefits that you stated, the $90 million I guess saving to shareholders, can you, I guess, outline some details as to how you see other benefits to the common shareholders? It's been very difficult to try to figure out financially and legally what this recapitalization has meant to us.

TOM SHULL: That's a very good question. I would say, first of all, as you recall we were very concerned about what we believed to be improper behavior on the part of Richemont back in May, in particular May of this year, so we did file a declaratory judgment motion to seek a judge's view of that. The judge has now rendered his opinion and that opinion we must respect. It doesn't, in our view, doesn't change what we believe happened in terms of the facts, but on the other hand, it is a judgment we will respect and move forward. The issue has never been with Chelsey Capital. We in fact during the course of discovery, we did not uncover any behavior that could be construed as having been involved with Richemont in any way on the transaction that could be deemed as improper, so it's very important to understand that one of the useful benefits, if there are any, in this kind of a process was the fact that we were able to determine with certainty at least from the discovery that we were able to undergo that Chelsey had not been involved with Richemont in any way in terms of exchanging material non-public information, so that was a very important discovery for us. In addition we felt it important to get the ruling of a judge on this important matter so that the... if in fact, Richemont had been deemed to do something improper that the transfer would not have occurred. It did take longer than most people are happy with. The good news is sometimes these deliberations can take years. I'll even cite the Kaul litigation that we still have going on with my predecessor which now has taken over two years, in any event, so the good news is that the judge did render a fairly quick opinion and we can get on with our lives and practically then we were able to evaluate independently and in a pure way through the Transactions Committee, the economic benefits of the Chelsey package, so that's what the Transactions Committee did with the advice of counsel, as I said, and with Houlihan Lokey as their financial advisors for finding that it was a transaction that would benefit all the shareholders. I would like to say though in the last few weeks we've worked very closely with Chelsey to come up with a corporate governance structure that we believe to be beneficial to all the shareholders. The new Transactions Committee in particular is one that's very important for all the shareholders, but particularly potentially the common shareholders if there could be something that happens that could potentially harm them, although obviously we don't think that would happen, but it is my belief that Martin Edelman, Dave Brown, and Basil Regan are in the best position as independent directors to evaluate any transaction that's being contemplated as it relates to redeeming the Series C Preferred and doing what's in the best interest of the shareholders. So, I think one of the major breakthroughs, and Chelsey was very supportive of this, was to set up a Transactions Committee that could benefit all parties, but in particular be one in which the common shareholders could have faith in as a way to make sure that even though Chelsey controlled the Board that the Transactions Committee would be reviewing transactions in a way that was fully independent.

ED LAMBERT: And Tom, if I could just add. I think to address the question in terms of sort of the upsides, I think there's a significant strategic opportunity. As Tom highlighted a few minutes ago and we said over the last several years, the Company needs scale and focus. We have not been able to address it in terms of doing any acquisitions because of the balance sheet limitations. Through this recapitalization, and once the Series B is retired and we've got a clean balance sheet, that frees up the Company and Board from being able to address those fundamentally strategic opportunities and given sort of interesting changes and developments going on in the catalogue and internet industry, there is opportunity there, and that's opportunity we would not have before under the old capitalization.

GLEN FRIEDMAN: Are you saying that there's the potential now to do acquisitions in the future?

ED LAMBERT: No, I'm saying we could not do it in the past because of the balance sheet that we had. There's a lot of things that have to happen going forward in terms of ensuring that the Series C is retired and ensuring adequate capitalization beyond that, so I'm just saying that's an opportunity that we have not had in the past period.

GLEN FRIEDMAN: Okay, and...

TOM SHULL: I think it's fair to say, one other thing Glen I should mention -- sorry to interrupt -- but I think it's important that as you recall Richemont clearly wanted to exit their investment. We can't speculate as to precisely what Chelsey's intentions are, but certainly in our dialogue with them, they are open to anything that will maximize shareholder value, whereas in the case of Richemont, because they wanted to exit their investment, it didn't necessary lead to a strategy that could maximize value. That's all I'll say on it, but I think it's important to note that Chelsey is very open to maximizing values for everyone, and that means that we can look at a whole host of potential options that we perhaps didn't have an opportunity to look at before.

GLEN FRIEDMAN: Thank you. As far as Chelsey's intentions are concerned, is there anything you'd care to say about the history of Chelsey prior to the transaction with Richemont. I was under the impression, and I could be wrong, again, I don't make my living doing this and I'm not as intricately involved, but it was my impression that Chelsey basically will come in and I guess, not particularly force anything onto a company, but that their interest might not be in developing business but doing something that can either dissolve a business or something along those lines for the benefit, of course, of shareholders.

TOM SHULL: I'm not sure I would fully agree. I think part of it is that they will be joining us shortly and we'll have a better idea collectively what their desires are for the Company. As I said, clearly in discussions with the principle, Stuart Feldman and his partner, Bill Wachtel, it certainly is... they are very open to anything that would create shareholder value, so I would not... that was certainly a concern we had because we had felt that pressure under Richemont's control that their clear intention was to exit their investment. I certainly have not, as I've gotten to know them better... I'll just speak real openly. I have not gotten any sense at all that they're not going to do anything to maximize value, so the issue is with Richemont we knew what their game plan was and they were quite up front about that. I mean they clearly wanted to exit their investment. They had invested hundreds of millions of dollars in the Company and wanted to get out. Obviously during that time the Company didn't perform well and had some of its worst years in its history, but we've moved beyond that. Now let's focus on the future and let's focus with a partner that has certainly the financial wherewithal to invest in prudent ways that help them in terms of their return and also that would help Hanover.

GLEN FRIEDMAN: Okay, and one final question for now. I guess I'm a little confused about Basil Regan's agreement or role in the re-capitalization of this company. I don't know the legal ramifications if there are any, but Mr. Regan is a member of the Board of Directors and a large common shareholder, and I'm just wondering if there was a conflict of interest in any of his actions taken with Chelsey and further if the independent directors approved the deal?

TOM SHULL: Right. I just want to mention that it's the Transactions Committee that has moved on this Memorandum of Understanding, so that's the first thing. It's the independent directors who have recommended to the Board that we move forward with this. There will be a vote on the Recapitalization Agreement by the full board, and obviously Basil, who has not been involved on the Transactions Committee because in the current board formulation, he is not viewed as an independent. He has been extremely honorable in how he's handled himself during this whole process, and has been clearly doing everything in the best interests of all shareholders, but also keeping a watchful eye on the common shareholders in a way that meets his fiduciary duties to the Company, so all I would say is that he will not... he doesn't benefit from this other than what the other shareholders would benefit. He gets the same benefit that the other common shareholders get from this transaction. There isn't anything... all he does is that at some point he has to as part of his 14F-1 process, he has to basically vote his shares, but there's not an actual formal vote, but he has to commit his shares, otherwise you don't have a 51% as part of the transaction.

I have...Sarah, why don't you clarify from a legal standpoint what this means because from a legal standpoint you could clarify...

SARAH HEWITT: The 14F actually is a notice filing and a notice to shareholders of a change in directors and Basil has indicated to Chelsey and to the Company that this is a transaction that he supports.

TOM SHULL: Right, but the only way you could get to a 14F is if you have over 50%, correct Sarah?

SARAH HEWITT: If you have agreement of the Board and the parties.

TOM SHULL: The Board and the parties and over 50% of the shares, otherwise you couldn't move forward with a 14F

GLEN FRIEDMAN: Okay, well I appreciate that and good luck going forward.

TOM SHULL: Okay, thank you very much, Glen.

OPERATOR: Thank you. Our next question is coming from Bob Wilcox. Your line is live, sir.

BOB WILCOX: Yes, good afternoon.

TOM SHULL: Hi.

BOB WILCOX: I missed the first part of the conference call and just barely skimmed the filing this morning. My questions are two part. From what I gather, assuming this transaction goes through, there will be a stoppage of the interest clock on the Chelsey preferred as of now. If this is correct, shouldn't this transpose for us into actual earnings rather than EBITDA over a relatively quick time?

ED LAMBERT: Okay, let me speak to that. Obviously there is the debt, what is now classified as debt has been reduced significantly from what's on the books, around $113 million down to $56. The interesting issue is that this was previously classified as equity and there's a lot of interesting accounting issues tied up with FAS 150. In fact we just had an Audit Committee meeting today and KPMG is starting a process now to review this transaction because obviously this is a new development, and they're going to be advising the Audit Committee with regards to the proper accounting treatment. We would expect that there is going to be a gain of some type associated with this. We don't know from a timing standpoint whether it all will be at essentially one point upon the closure, or if it is over several periods, so that's something the Audit Committee will be again getting advice from KPMG and we'll have to update you on the future, but we do anticipate an earnings pickup as a result of that.

BOB WILCOX: I thank you very much. Secondly, I know nobody has addressed this yet. It's a... probably a touchy subject, but what is the feeling of the current management team? Are they staying the course, or this is probably questions that can't be answered, but I have been very impressed over the years with how this company has turned around and I feel it's due mainly in part to the current management team, and I'd like to know what their intentions are. Tom, can you address that please?

TOM SHULL: Sure, absolutely. I think it's fair to say we've worked very closely as a team, the current management, and we're committed to continuing the operational turnaround and also to facilitating the process of selling non-core assets to maximize value for all the shareholders so that... you know, one of the significant merits of this transaction is that once the... new Series C is reduced to $56 million versus the $112 million that it's currently at, then we do have a very good chance of significantly reducing that overhang so that the common stock can increase in value once a major portion of that overhang is lifted, so we really want to focus in the coming months on selling non-core assets, reducing the preferred, and being in a position to align the interests of the preferred and the common, and we certainly have not been in that position in the three years that I've been here.

BOB WILCOX: Well, thanks very much.

TOM SHULL: Thank you.

OPERATOR: Thank you. Our next question is a follow up coming from David Smith of Smith Capital.

DAVID SMITH: A quick follow up and I'll make it a quick one. Are you able at this point in time, once this transaction is completed, to buy stock back?

ED LAMBERT: I'm sorry, just so I understand your question. Who are you directing that to? Are you directing that to all shareholders, to management...I'm trying to understand your question.

DAVID SMITH: To management, to the Company. Once the transaction is completed, do you have...is there going to be a covenant in there that says you cannot buy stock back in the open market?

ED LAMBERT: Okay, actually what I'd like to do is because that's from a legal standpoint, I'd like to get the advice of our counsel with regards to that.

SARAH HEWITT: I believe that the credit agreement with Congress limits the ability of the Company to do that.

DAVID SMITH: Okay, then you think it's a Congress facility, not the other facility?

SARAH HEWITT: What other facility?

DAVID SMITH: Well, the new debt.

TOM SHULL: You mean the new Series C?

DAVID SMITH: The new Series C.

SPEAKER: Right.

SARAH HEWITT: Right.

TOM SHULL: I don't think they'd be any limitations. That's not contemplated. We haven't certainly discussed that point so to my knowledge there's isn't any limit on buying back the stock as it relates to the Series C.

DAVID SMITH: Okay, second would be then the other one is essentially on the split, the ten for one I guess it is that has... is that basically like an authorized split or is that sort of a part of the whole package that will take place?

ED LAMBERT: Again, that's related to again the Company's par value, but I would like Sarah to also address that from a legal standpoint as well.

SARAH HEWITT: The proposal is to address the reverse split at the first shareholders meeting following the closing, so presumably next spring, and it would be a split of all of the authorized and outstanding common stock.

DAVID SMITH: I understand, but that will a proposal be on the proxy?

SARAH HEWITT: Yes,...

DAVID SMITH: Okay, that's...

SARAH HEWITT: But Mr. Regan and Chelsey have agreed to vote for it.

DAVID SMITH: I understand. I just wanted to make...so it will be on the proxy?

SARAH HEWITT: Yes.

DAVID SMITH: Thank you.

SPEAKER: Thank you.

OPERATOR: Thank you. Our next question is coming from Michael Angerman of Arcadian Group. Your line is live.

MICHAEL ANGERMAN, ARCADIAN GROUP: Hi, I wanted to get some more information on Chelsey Direct. Tom, you referred to them as Chelsey Capital. Are they two different entities or the same entity?

TOM SHULL: Chelsey Capital is the parent firm. Chelsey Direct is a specific vehicle set up for this transaction. Chelsey Capital and Chelsey Direct are one and the same from a control standpoint.

MICHAEL ANGERMAN: Okay, great. Can you give me some information on Chelsey Capital because or how do I find out more information on Chelsey Capital. They don't have a web page. I actually looked for them on the internet and I can't find any information. I wanted to ask you some questions on Chelsey Capital just so the shareholders would have a better understanding about the Company that's going to be controlling the Board, etcetera, etcetera.

TOM SHULL: I would... This is Tom. I would suggest that you... well... Maybe what you could do is put together your questions and I'd be happy to give them to Stuart Feldman who is the principle of Chelsey Capital. You know, it is a private organization and I don't know whether they would be able to answer the questions or ... I can't put myself in their position, but we'd certainly would be pleased to pass on any questions you might have about them. Also, I think there is some information available if you were to do a internet search.

MICHAEL ANGERMAN: I just did one. I didn't see anything.

TOM SHULL: Yeah, there isn't a lot of information. You're right.

MICHAEL ANGERMAN: So, Tom, what should I do? Should I send you an email with the questions?

TOM SHULL: That would be fine.

MICHAEL ANGERMAN: Okay, great. And what email address should I use for you?

TOM SCHULL: At tshull@hanoverdirect.com.

MICHAEL ANGERMAN: Okay great. I'll send that email to you today, and then you'll send it on to those folks and then you'll send me the email back? Does that sound good?

ED LAMBERT: Yeah, that'll be fine.

TOM SCHULL: That's fine.

MICHAEL ANGERMAN: Okay, great, and also if you could just give me some contact information for them, that would be great too because it might just be easier for me to contact them directly.

ED LAMBERT: What we'll do again is just forward the information and the questions you have. We'll forward it to them and I'm sure they'll be developing their own information strategy.

TOM SCHULL: What we would encourage is obviously a direct dialogue between you and them, but if that isn't something they're comfortable doing, I don't want to presume that that's what they would be comfortable with.

MICHAEL ANGERMAN: Okay great. And based on all this, can you give us a little bit of just history about those guys, sort of what they've done in the past, what other investments they're involved in? Is there anything that you could give us information on right now that would tell us some more information about them? Is there anything that you could say now?

ED LAMBERT: No, we're really not in a position to.

TOM SHULL: We're really not in a position... and plus we don't have a lot of detailed information. It's, we understand, a hedge fund. I know that Stuart was a trader. I mean trading is his background primarily, but he's done extremely well through many years of hard work, and so that's about all I can say. I don't know what else to say. We'd be happy to pass your questions on to them, but we do know that he's done extremely well in his past investments. That's all I do know.

MICHAEL ANGERMAN: Great, can you do me a favor then. Can you please spell Stuart's first and last name and Bill Wachtel's first and last name?

TOM SHULL: Sure. S, T, U, A, R, T and F, E, L, D, M, A, N.

MICHAEL ANGERMAN: Okay.

TOM SHULL: And Bill Wachtel - W, A, C, H, T, E, L.

MICHAEL ANGERMAN: Okay, and those are the two principles in Chelsey Capital?

TOM SHULL: That's in Chelsey Direct, correct.

MICHAEL ANGERMAN: Well, Chelsey Capital, if they're the same entity, they're also principles in Chelsey Capital too?

ED LAMBERT: We don't know the specifics there, so we don't want to comment.

TOM SHULL:...The relationship or partnership is between Bill Wachtel and Stuart Feldman as it relates to Chelsey Capital. It is my understanding that both are principles of Chelsey Direct. That's my understanding.

ED LAMBERT: Yeah, the other thing I would do is just reference their filings. If you look at 13D filings that they have made over the four or five months, I'm sure you'll be able to get basic information that you need.

MICHAEL ANGERMAN: So basically look at the all the 13D filings they've made with other companies, etcetera.

ED LAMBERT: Yeah, I would recommend that...look at the filings for this company.

TOM SHULL: Or our company.

ED LAMBERT: Marisha, if we could have just a couple more questions please.

OPERATOR: Thank you. Our next question is coming from Joe Rousseau (ph).

JOE ROUSSEAU: Hi guys. Just a quick question. How is this dilution of the stock and then, who knows, maybe in the spring a reverse split going to benefit the common shareholder? Could you address that please?

ED LAMBERT: Yeah, remember. Fundamentally, there's forgiveness of a significant amount of preferred debt right now, and essentially what the Company is doing is taking the benefit and, in consideration for that, Chelsey gets additional shares, so the shareholder who benefits from the fact that the overhang of the preferred stock is significantly less, and that should not be overlooked because that's ultimately what that means is any value for the Company and its various assets, the common shareholder is going to be that much closer to realizing some of that value because before again, we'll repeat we had a Preferred B instrument that was currently at $113 million and was going to rise to $146 million, and so the common shareholder would not get a penny of benefit until that was paid off as well as the secured debt with Congress. So again, this is a significant benefit for the common shareholder in that regard that in my opinion overcomes the loss from the dilution.

JOE ROUSSEAU: And what about the reverse split?

ED LAMBERT: Well, the reverse split is not going to, in my opinion, not going to have that much of an impact of the common shareholder. It's most designed for again reasons for the balance sheet. Sarah, do you want to make any comments with regards to the reverse split?

SARAH HEWITT: The reverse split and the reduction in the par value will help the Company create surplus, so should they have funds from non-core asset sales, they'll be able to redeem the preferred.

TOM SHULL: In addition I think it is fair to say the reverse split will enable us to have a stock price that quite possibly would be tracked by more analysts and therefore get, particularly as we continue our improvements, more interest in the Company itself.

JOE ROUSSEAU: Right, I understand that. It's just that the history of reverse splits is not a good one as I'm sure you know. And so, is this something that I understand that Regan Partners and Chelsey are certainly in favor of. Is this something that management is in favor of as well?

ED LAMBERT: Well, remember that again the purpose addresses the issue with par value. Once that's addressed we can use proceeds from the sale of assets to retire the Series C. Once that is done, you've got great co-linearity of interests among all the shareholders, and that is a good thing.

TOM SHULL: Also, I think it's fair to say I know there is a number of shareholders that have raised that topic on previous calls, Joe, and I don't know... I guess the jury is out as to whether this will have a positive or negative impact. I understand your view. I think that is one of the reasons why we're taking it to a vote at the shareholder meeting to see where things stand. I don't know also exactly where Basil Regal and Stuart Feldman are on this in terms of final conclusion about this idea. So, I think it's fair to say I know they would be open to suggestions as to how we proceed, so I don't think there's... this is not an open and shut situation. So I would encourage you to talk to -- if you're comfortable -- talk to Basil Regan or to Stuart Feldman.

JOE ROUSSEAU: Okay, thank you.

OPERATOR: Thank you. And our final question is coming from David Smith of Smith Capital.

DAVID SMITH: I had one more. You... in the deal there is a $10 million authorization for or 10 million share preferred that's authorized by the deal. Could you explain a) why that is there, and b) what its purpose would be for?

TOM SHULL: There are no plans for its use at all. It's a normal course, you know, part of capitalization, so it's not that unusual at all to see this kind of a situation in a capital structure, so it's authorized by the deal, but it's not...

ED LAMBERT: Contingency. It's nothing...

TOM SHULL: It's a contingency.

ED LAMBERT: It's nothing planned.

TOM SHULL: Certainly nothing planned regarding, I think there were suggestions it'd be the directors or something like that. Clearly it is not contemplated for that purpose.

DAVID SMITH: You answered my questions and some of the stuff that I saw. Thank you.

TOM SHULL: Okay, thank you David.

ED LAMBERT: Marisha?

OPERATOR: I'm showing no further questions. I'll now turn the call back over to the speakers for any closing or further comments.

ED LAMBERT: Okay, terrific. Well, again I would like to first of all on behalf of the Company thank everyone for their participation. I would urge everyone to read carefully the filings that have been made today, not only the 10-Q, of course, but also the 8-K filing with regard to the MOU. It's an important transition step for the Company, and just on a personal note, it has been my pleasure to serve you, the shareholders, as well as the employees and management team of Hanover Direct. I will miss the Company and the shareholders should rest assured, you've got an excellent management team working on your behalf and they do work on your behalf. So thank you all for your time and we'll look forward to speaking to you next year. Thank you. Bye, bye.

OPERATOR: Thank you. That does conclude this afternoon's teleconference. You may disconnect your lines and have a wonderful day.

The conference call ended at approximately 3:54 P.M. (Eastern Standard Time).

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          HANOVER DIRECT, INC.
                                          --------------------------------------
                                                       (Registrant)

November 12, 2003                         By:        /s/ Brian C. Harriss
                                          --------------------------------------
                                          Name:  Brian C. Harriss
                                          Title: Executive Vice President,
                                                 Finance and Administration